UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2014

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington		98006-1350
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2014, T-Mobile US, Inc. (the “Company”), through its direct, wholly-owned subsidiary T-Mobile USA, Inc. (“T-Mobile USA”), and its affiliate T-Mobile License LLC, entered into a License Purchase Agreement (the “License Purchase Agreement”) with Cellco Partnership (d/b/a Verizon Wireless) and a License Exchange Agreement (the “License Exchange Agreement”) with Cellco Partnership (d/b/a Verizon Wireless) and Verizon Wireless affiliates Verizon Wireless (VAW) LLC, Athens Cellular, Inc. and Verizon Wireless of the East LP (together, the “License Agreements”). Pursuant to the License Agreements, T-Mobile License LLC will acquire spectrum in the lower 700 MHz A band from Verizon Wireless and its affiliates (the “Acquired Licenses”) in exchange for cash consideration of $2.365 billion, as well as certain of T-Mobile License LLC’s Advanced Wireless Service (AWS) and Personal Communications Service (PCS) band spectrum licenses (the “Exchanged Licenses”), which licenses have an aggregate estimated value of approximately $950 million.

The Acquired Licenses cover more than 150 million people (approximately 50% of the U.S. population and 70% of the Company’s existing customer base). The geographic areas covered by the Acquired Licenses include markets in New York, Philadelphia, Washington-Baltimore, Orlando, Miami, Tampa, Atlanta, Cincinnati, Cleveland, Detroit, Grand Rapids, Indianapolis, Kansas City, Minneapolis-St. Paul, Dallas-Fort Worth, Austin, Houston, San Antonio, Denver, Los Angeles, Fresno, San Francisco-Oakland-San Jose, and Sacramento. The geographic areas covered by the Exchanged Licenses being transferred by T-Mobile USA and its affiliates to Verizon include markets in most of northern California, including San Francisco-Oakland, Sacramento, and Stockton, Los Angeles, Santa Barbara, San Luis Obispo, as well as other areas such as Dallas-Fort Worth, Bellingham, Syracuse, Atlanta, Gainesville, Athens, Melbourne, Daytona Beach and Detroit.

The Company intends to finance the cash consideration payable to Verizon Wireless pursuant to the transactions with cash on hand, including a portion of the net proceeds from its recent equity and debt offerings.

The Acquired Licenses are being acquired without any associated network, and as such will need to be built out by T-Mobile USA and its affiliates.

The License Exchange Agreement and the License Purchase Agreement contain customary representations, warranties and covenants with regard to the licenses being acquired and exchanged.

The parties have entered into or will also enter into, at closing, various spectrum leases and customer transition arrangements in certain of the markets in order to assist the parties with the transition of existing operations and customers.

Consummation of the proposed transactions is subject to various customary conditions, including, among others, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval of the transaction by the Federal Communications Commission (the “FCC”). The closing conditions also contain a requirement that the Report and Order and Order of Proposed Modification in Promoting Interoperability in the 700 MHz Commercial Spectrum and Request for Waiver and Extension of Lower 700 MHz Band Interim Construction Benchmark Deadlines, WT Docket Nos. 12-69 and 12-332, adopted by the FCC on October 25, 2013 remains in full force and effect and has not been suspended, revoked or cancelled. The Company anticipates the transactions will close in mid-2014.

The description of the License Agreements is a summary only and is qualified in its entirety by the full and complete terms of the License Agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2.

Item 7.01.	Regulation FD Disclosure.

On January 6, 2014, the Company issued a press release relating to the entry into the License Agreements described in Item 1.01 above. A copy of the press release and accompanying presentation slides are furnished as Exhibits 99.1 and 99.2.

Item 9.01.	Exhibits.

Exhibit No.

10.1	License Exchange Agreement among T-Mobile USA, Inc., T-Mobile License LLC, Cellco Partnership d/b/a Verizon Wireless, Verizon Wireless (VAW) LLC, Athens Cellular, Inc. and Verizon Wireless of the East LP, dated January 5, 2014.

10.2	License Purchase Agreement among T-Mobile USA, Inc., T-Mobile License LLC and Cellco Partnership d/b/a Verizon Wireless, dated January 5, 2014.

99.1	Press Release dated January 6, 2014.

99.2	Slides relating to T-Mobile US, Inc. — A-Block Spectrum Transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

Date: January 6, 2014	/s/ J. Braxton Carter
J. Braxton Carter Executive Vice President and Chief Financial Officer